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                          BRIGGS & STRATTON CORPORATION


             Form 10-Q for Quarterly Period Ended September 26, 1999





                                Exhibit No. 10.1





                        RELEASE AND SETTLEMENT AGREEMENT





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                        RELEASE AND SETTLEMENT AGREEMENT


         This Release and Settlement Agreement ("Agreement"), dated as of the date hereof, is made between Briggs & Stratton Corporation (the "Employer"), a Wisconsin corporation, with offices at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222, and Gregory D. Socks (the "Employee").

         WHEREAS, pursuant to the sale of the Company's castings operations, the Employee will terminate his services with the Employer as of August 25, 1999 ("the Effective Date").

         WHEREAS, the Employee and Employer are parties to an Employment Agreement, dated January 30, 1998, which terminates December 31, 1999, and a Change in Control Employment Agreement, dated July 1, 1993;

         WHEREAS, the Executive is a participant in Briggs & Stratton Corporation's Stock Incentive Plan and the Briggs & Stratton Corporation Economic Value Added Incentive Compensation Plan, as well as various employee welfare benefit plans sponsored by Briggs & Stratton;

         WHEREAS, as of the Effective Date, the Employee will become an officer and participant in various benefit plans of Metal Technologies, Inc. ("MTI").

         WHEREAS, the Employee and Employer desire to terminate the Employee's rights under the benefit plans and agreements described above and agree upon the responsibility of such payments and benefits;

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Employee and Employer hereby agree as follows:

1-5 Covenants By the Parties.

         1. The Employee's Employment Agreement, dated January 30, 1998, and Change in Control Employment Agreement, dated July 1, 1993, will terminate as of the Effective Date. Except as specifically provided elsewhere in this Agreement, no further payments or other form of remuneration under the Employment Agreement and Change in Control Employment Agreement are due after the Effective Date.

         2. The Employer agrees to pay the Employee a lump sum amount by October 31, 1999 equal to the Employee's monthly salary (times four) less any amount required by law to be withheld for income or employment taxes.

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         3.       The Board of Directors and the Nominating, Compensation and
                  Governance Committee, by approving this Agreement, hereby grant the Employee the right to exercise those Stock Options that are exercisable as of the Effective Date, for the lesser of three months or the balance of such Stock Option's term. The Employer further agrees that the exercise date for the 15,070 unexercisable options granted August 5, 1998 be accelerated to the Effective Date and the accelerated options will be cashed out pursuant to Section 5(k) of the Briggs & Stratton Corporation Stock Incentive Plan. Other than as provided above, no further payments or other form of remuneration under the Briggs Stock Incentive Plan are due after the Effective Date.

         4. By August 20, 2000 and pursuant to the terms of Briggs & Stratton's Economic Value Added Incentive Compensation Plan ("EVA Plan"), the Employee will receive a prorata share of the employee's EVA bonus earned for his two months of employment in fiscal 2000 and the entire balance of the Bonus Bank, less any amount required by law to be withheld for income or employment taxes, in complete payment of all monies earned under the EVA Plan. The Employee agrees that the Employee's participation in the EVA Plan will terminate as of the Effective Date and no further form of remuneration or payments beyond the covenants or obligations of this Termination Agreement are due employee.

         5. Employee and Employer agree that as of the Effective Date, employee will terminate his employment with a Deferred Vested Pension under the Supplemental Retirement Plan (the "Supplemental Plan"). Any accrued benefit in the Briggs & Stratton Corporation Retirement Plan (Qualified Plan) shall be transferred to MTI's qualified retirement plan after such plan is established. Employee shall be entitled to the pension benefit under MTI's retirement plan in accordance with the plan's provisions as they relate to vested terminees. Briggs & Stratton shall either retain liability for Employee's pension benefit under the Supplemental Plan, or an amount equivalent to Employee's accrued benefit under the Supplemental Plan shall also be transferred to the appropriate Retirement Plan of MTI. If Briggs & Stratton retains the liability for the Supplemental Plan, Employee shall be entitled to apply for a pension benefit under the Supplemental Plan upon attainment of age 55. The accrued benefit shall be calculated pursuant to the terms and conditions in existence under the Supplemental Plan as of the Effective Date. Other than the obligation to transfer Employee's accrued benefit in the Qualified Plan, and to either provide Employee with a pension benefit under the Supplemental Plan, or transfer Employee's accrued benefit under the Supplemental Plan, Employer shall have no further liability to Employee under the Plans. After the transfer of Employee's accrued benefit under the Supplemental Plan, Employee shall sign a Supplemental Agreement

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                  indicating the Employee understands the same and relieves
                  Briggs & Stratton of further liability under the Supplemental Plan.

         6. Employee and Employer agree except as provided above, or required by law, that as of the Effective Date, Employee will cease to be a participant in any benefit plans of Employer.

         7.       Release.
                  The Executive, for himself, his heirs, personal representatives and assigns does hereby remise, release and discharge Briggs and Stratton Corporation, its subsidiaries, affiliates, its officers, directors, employee and its agents, attorneys, heirs, successors ("Released Parties") of and from any and all manner of action or actions, cause or cause of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims (including, but not limited to, contribution), liabilities, obligations and demands whatsoever in law or equity, whether known or unknown, anticipated or unanticipated, matured or unmatured, liquidated or unliquidated, fixed or contingent, which the Executive now has or may have against the Released Parties, for or by reason of any transaction, matter cause or thing whatsoever whether based on tort, contract, or otherwise, expressed or implied, or any federal, state or local law, statute, or regulation concerning the benefit plans or agreements described above in this Agreement; provided, however that this Agreement shall not release the Released Parties from the covenants or obligations set forth in this Agreement.

         8.       Entire Agreement.
                  This Agreement constitutes the entire agreement among the parties with respect to the subject matter described herein and there are no understandings or agreements relating to this Agreement that are not fully expressed in this Agreement.

         9.       Waivers and Amendments.
                  This Agreement may be amended, superseded, canceled, renewed, or modified, and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

         10.      Binding Effect.
                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives.


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         11.      Counterparts.
                  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

         12.      Headings.
                  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

         13.      Governing Law.
                  This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the internal laws of the State of Wisconsin.

         14.      Reformation and Severability.
                  If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provisions of this Agreement to the extent that such other provision is not itself actually in conflict with any applicable law.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed as of the 23rd of August, 1999.



/s/ Gregory D. Socks                     /s/ John S. Shiely
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Gregory D. Socks                         John S. Shiely
                                         President and Chief Operating Officer